Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Crestwood Equity Partners LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common units representing limited partnership interests	Rule 457(c) and Rule 457(h)	2,500,000	$24.55	$61,375,000	$110.20 per $1,000,000	$6,763.53

Total Offering Amounts					$61,375,000		$6,763.53

Total Fee Offsets							—

Net Fee Due							$6,763.53

(1)

Shares of common units representing limited partnership interests (“Common Units”) of Crestwood Equity Partners LP (the “Registrant”) may be issued under the Crestwood Equity Partners LP 2018 Long Term Incentive Plan, as amended from time to time (the “Plan”), up to a maximum number reserved thereunder. The Form S-8 Registration Statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers an additional 2,500,000 Common Units that may be delivered with respect to awards under the Plan. Additionally, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covers any additional Common Units that may become issuable pursuant to the adjustment provisions of the Plan.

(2)

The proposed maximum offering price per unit and proposed maximum aggregate offering price for the Common Units have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices for a Common Unit as reported on the New York Stock Exchange on May 17, 2023.